Exhibit 99.1

          Cascade and Gabelli Agree to New Terms for Convertible Note

    RYE, N.Y.--(BUSINESS WIRE)--March 1, 2005--Gabelli Asset Management Inc. (NYSE: GBL) announced an agreement with Cascade Investment, L.L.C. to amend the terms of the convertible note issued by Gabelli. The new terms extend the exercise date of Cascade's put option to September 15, 2006, reduce the principal of the convertible note to $50 million from $100 million and remove limitations on the issuance of additional debt. In connection with this amendment, Gabelli will repurchase $50 million of the principal of the convertible note on April 1, 2005. Cascade originally purchased the ten-year convertible note in August 2001 in a private placement. The current interest rate of 5% on the note will not change on April 1, 2005 and the note remains convertible into GBL class A common stock at $52 per share.
    Cascade Investment, L.L.C., the private investment firm of Microsoft Corporation Chairman Mr. William H. Gates III, would own approximately 12% of Gabelli Asset Management's class A common stock if the note were converted.
    Mario J. Gabelli, Chairman and Chief Executive Officer of Gabelli Asset Management, said: "We are delighted to extend this relationship and look forward to the continued active participation of Alan C. Heuberger, CFA on our Board of Directors." Mr. Heuberger is a portfolio manager overseeing fixed income portfolios at Cascade and joined Gabelli's Board of Directors in August 2004.

    Gabelli Asset Management Inc., through its subsidiaries, manages approximately $28.7 billion in assets of private advisory accounts (GAMCO), mutual funds and closed-end funds (Gabelli Funds, LLC), and partnerships and offshore funds (Alternative Investment Group).

    CONTACT: Gabelli Asset Management Inc.
             Michael R. Anastasio, 914-921-5147
             www.gabelli.com